PIONEER RAILCORP

                    BALLOT FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 26, 2001


ELECTION OF DIRECTORS:

Guy L. Brenkman        For____       Withhold____
J. Michael Carr        For____       Withhold____
Orvel L. Cox           For____       Withhold____
John S. Fulton         For____       Withhold____
Timothy F. Shea        For____       Withhold____

______________         For____

______________         For____



PROPOSAL 1 - Ratification of Appointment of Independent Public Accountants

         FOR the appointment of McGladrey & Pullen, LLP as the Company's 2001 ------- independent public accountants

         AGAINST the appointment of McGladrey & Pullen, LLP as the Company's ------- 2001 independent public accountants



Dated:                                  , 2001
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